                                                                  EXHIBIT 10.52


                   [THIS AGREEMENT IS SUBJECT TO ARBITRATION]



                        ADMINISTRATIVE SERVICE AGREEMENT



         THIS AGREEMENT, effective January 1, 2001, is by and between The MEGA Life and Health Insurance Company, an Oklahoma insurance company ("MEGA"), and National Motor Club of America, Inc., a Texas corporation ("NMC").

         WHEREAS, MEGA and its affiliates are providing insurance products to NMC; and

         WHEREAS, the parties wish to enter into this Agreement to redefine and expand the terms of their various duties and operations;

         NOW, THEREFORE, MEGA and NMC do mutually agree as follows:


                                       I.

         Each party agrees that there is adequate consideration for this Agreement based upon the foregoing and the mutual covenants herein contained. This Agreement shall be effective as of January 1, 2001 and terminate on December 31, 2002, unless sooner terminated pursuant to Article XVI.


                                       II.

         This Agreement relates to insurance policies, insurance certificates or blanket coverages for NMC's auto club members (the "Members") as well as insurance policies, certificates or blanket coverages issued in the future under this Agreement. MEGA hereby agrees to issue life, accident and health insurance policies, certificates or blanket coverage to NMC for the benefit of NMC's Members in all states set forth on Exhibit A attached hereto pursuant to memberships issued by NMC from time to time during the term of this Agreement.


                                      III.

         The premium rates for MEGA insurance policies, certificates or blanket coverages will be in accordance with the experience on these insurance products and commencing January 1, 2001 shall be (i) two dollars and fifty-two cents ($2.52) per Member per year for the Non-Gold Crown Plan, (ii) eight dollars and fifty-two cents ($8.52) per Member per year for the Gold Crown Plan, and (iii) twenty-four dollars and twenty-four cents ($24.24) per Member per year for the Gold Crown Plan Plus With All Accidents Coverage, (iv) seven dollars and eighty cents ($7.80) per Member per year for the Platinum Plan, (v) twenty-three dollars and four cents ($23.04) per Member per year for the Platinum Plan Plus with all Accidents Coverage. These premiums may be adjusted as provided in
Article XV. Such premiums shall be payable to MEGA by NMC (i) in whole for the entire membership year with respect to NMC members who pay their annual membership dues in one lump sum on the fifteenth day of the calendar month following receipt by NMC of such dues payment, (ii) one-twelfth per month with respect to NMC members who pay their annual membership dues in monthly installments on the fifteenth day of each calendar month following receipt by NMC of such dues payments, (iii) one-fourth per quarter with respect to NMC members who pay their annual membership dues

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in quarterly installments on the fifteenth day of each calendar month following receipt by NMC of such dues payments, and (iv) one-half semi-annually with respect to NMC members who pay their annual membership dues in semi-annual installments on the fifteenth day of each calendar month following receipt by NMC of such dues payments. The amount of premiums payable by NMC with respect to each Member shall be based upon the applicable premium rate for the applicable plan at the time the annual, semi-annual, quarterly or monthly membership dues payment is received by NMC.


                                       IV.

         The procedure to be followed by NMC and MEGA with respect to the handling of such business shall be as follows:

         a. A monthly report in a form mutually agreed upon by MEGA and NMC will be filed by NMC with MEGA for each calendar month on or before the fifteenth day of the next month listing new memberships issued by NMC during the month and the portions of the dues that are payable to MEGA based on the new memberships less the amount of the premium portion of any membership dues refunded by NMC upon cancellation of any NMC memberships.

         b. Within two (2) business days after NMC is notified of a claim, NMC will furnish the claim form to the member for completion.

         c. MEGA is responsible for the processing and adjudication of the insurance claims submitted by members of NMC under the insurance policies issued by MEGA to NMC. NMC hereby agrees that MEGA shall have complete authority and responsibility for the adjudication of the claims under such policies. NMC further agrees that MEGA's claims decisions shall be final.


                                       V.

         NMC and MEGA shall comply with all applicable laws and regulations of any regulatory agency having jurisdiction over their respective businesses which in the case of NMC shall include, but not be limited to, the solicitation of its motor club memberships including, by way of illustration and not limitation, the licensing of all persons engaged and authorized to carry out such solicitation, if so required by a state.


                                       VI.

         MEGA shall keep copies of all bank account records pertaining to insurance coverage issued pursuant to this Agreement, and shall furnish NMC upon demand at NMC's expense with copies of the records which pertain to NMC members.


                                      VII.

         NMC shall handle all correspondence of a routine nature and other general clerical and administrative functions necessary for satisfactory general administration of the various insurance coverages and service to its various members, and shall maintain files relating thereto. NMC shall within two (2) business days of its receipt forward to MEGA all Insurance Department complaints, inquiries and lawsuits received by it relating to insurance coverages issued under this Agreement, and in addition upon request shall provide all information from its records which will assist MEGA in its response to any such complaints, inquiries or lawsuits. MEGA shall within two (2) business days of its receipt forward to NMC copies of all insurance department complaints,



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inquiries and lawsuits received directly by MEGA relating to insurance coverages issued under this Agreement.


                                      VIII.

         MEGA shall provide insurance benefits to NMC members who have paid the appropriate, applicable membership dues (as contemplated by Article III) to NMC. The records of NMC and MEGA relating to policies issued under this Agreement shall be open to inspection during regular business hours by representatives of the other party to enable such party to fulfill its contractual obligations and to regulatory agencies as required by applicable laws and regulations.


                                       IX.

         NMC will use its best efforts to perform its duties under this Agreement in a good and businesslike manner. MEGA also agrees to perform its duties and obligations under this Agreement and the insurance policies relating hereto in a good and businesslike manner.


                                       X.

         a. MEGA agrees to indemnify and hold harmless NMC and each of its respective officers, directors, employees and agents harmless from and against any and all losses damages (including, without limitation, actual damages, compensatory damages, punitive damages and extra-contractual damages), liabilities, penalties, costs and expenses (including, without limitation, attorneys' fees, investigation costs and all other reasonable costs associated with the defense thereof) (collectively, "Losses"), as incurred, arising out of or relating to its breach of its obligations under this Agreement.

         b. NMC agrees to indemnify and hold harmless MEGA and each of its respective officers, directors and employees from and against any and all Losses, as incurred, arising out of or relating to its breach of its obligations under this Agreement.

         c. If any proceeding shall be brought or asserted against any person and/or entity entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party promptly shall notify the person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

         An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party



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and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the reasonable expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

         All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) business days of a detailed written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

                                       XI.

         NMC also agrees to adhere to the following:

         a. The books and records shall be maintained in accordance with prudent standards of insurance record-keeping and applicable laws and regulations.

         b. The books and records shall be the property of NMC and must be maintained for the term of this Agreement and for the seven-year period following the end of this Agreement's term.

         c. All information contained in said books and records shall remain confidential. Government agencies regulating insurance shall have access to the books and records for the purposes of examination, audit and inspection.

         d. All such records shall be made available to MEGA during normal business hours for review, inspection, examination and reproduction at the cost of MEGA.

         e. Upon the termination of this Agreement, NMC will, if requested by MEGA and at MEGA's expense, deliver copies of such records to MEGA and give written notice to any regulatory authority identified by MEGA of the location of the books and records.



                                      XII.

         NMC shall provide MEGA with all such reports and other information as MEGA shall reasonably request in writing, including but not limited to, monthly dues reports, including allocations of collections by state, parish, county, municipality, or any other allocation required by law or regulation.

         NMC also agrees that in all states identified by MEGA to NMC in writing where it is required to do so, NMC will advise insureds by written notice approved by MEGA of the identity of and relationship among NMC and MEGA.



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                                      XIII.

         Should NMC desire to use any printed brochures, advertising or other promotional material relating to MEGA's insurance coverage, NMC shall, prior to distributing such material, submit them to MEGA and obtain MEGA's prior written approval thereof. MEGA agrees to promptly review such material and notify NMC of its denial or approval thereof. All costs of printing, mailing and distribution of such material shall be borne by NMC.

         NMC also agrees to reimburse MEGA for any approved expenses incurred by MEGA as a result of filing new insurance products or revising existing insurance products or for work done by MEGA at the request of NMC that is not otherwise provided for under the terms of this Agreement. If MEGA is requested by NMC to file new insurance products or revise existing insurance products or perform work that is not otherwise provided for under this Agreement, then MEGA agrees to prepare a budget of estimated expenses for such filings or work. If NMC shall approve such budget, then MEGA shall make such filings or perform such services and NMC agrees to reimburse MEGA's expenses up to the amount contained in the budget, with reimbursement of any additional expenses of MEGA requiring NMC's prior approval. MEGA will bill NMC for any such approved reasonable expenses and NMC will reimburse MEGA within fifteen days of the receipt of the bill.


                                      XIV.

         MEGA is hereby authorized, to the extent permitted by law, without notice and without any judicial action, to credit and offset any and all amounts payable by MEGA to NMC (excluding amounts payable to insureds of MEGA) towards the reduction of any debt or claim due to MEGA from NMC. NMC shall have a right to credit and offset as to all funds coming into its hands and amounts payable to MEGA under this Agreement and said rights of credit and offset are so granted to NMC by MEGA.


                                       XV.

         In consideration of the lower premium costs to NMC for the insurance provided by MEGA under this Agreement, except as otherwise provided in this Agreement, NMC agrees to perform all of the administrative duties of NMC set forth in this Agreement at no expense to MEGA. If MEGA desires NMC to perform administrative duties in addition to those set forth in this Agreement, the scope of such additional administrative duties and the administrative expenses thereof shall be as mutually agreed to in writing by the parties. If NMC desires MEGA to perform administrative duties in addition to these set forth in this Agreement, the scope of such additional administrative duties and the administrative expenses thereof shall be as mutually agreed to in writing by the Parties

         At the six month and twelve month anniversary of the effective date of this Agreement, and every six months thereafter if the term of this Agreement is extended pursuant to Article XVI, MEGA shall have the right on at least thirty
(30) days prior written notice to adjust the premiums provided for in Article III to the extent that MEGA determines in good faith, using generally accepted actuarial assumptions and methodologies consistently applied, and taking into account incurred loss experience throughout the term of this Agreement, that such adjustments are appropriate and intended to provide MEGA with a profit of eleven percent (11%) of the sum of claims incurred, plus premium taxes and guaranty fund assessments actually paid, over the term of this Agreement. Profit shall be computed based upon the insurance policies subject to this Agreement pursuant to the following formula:




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         Profit = gross premiums earned; less premium taxes and guaranty fund assessments paid; less claims incurred; and less salary and employee benefits incurred by MEGA for any employee assigned full time to NMC claims administration.



At the three month anniversary of the effective date of the Agreement or earlier upon the parties' mutual consent and every three months thereafter during the terms of this Agreement, NMC shall have the right to receive a refund of the premium paid by NMC to MEGA in excess of the Profit defined in this Article XV.

Any increase in premiums pursuant to this Article XV shall be prospectively applied to new NMC memberships and renewals of existing NMC which become effective after the effective date of any such increases.



                                      XVI.

         The initial term of this Agreement shall commence on January 1, 2001 and ends on December 31, 2002, unless terminated for any of the reasons set forth in this Article XVI; provided, however, that unless terminated as provided in this Article XVI, the term of this Agreement shall be extended for successive one (1) year periods; and provided, further, that NMC shall have the right within thirty (30) days following any change in premiums pursuant to Article XV to terminate this Agreement, provided, however, NMC shall have the additional right upon giving such notice to extend the term on a month-to-month basis for up to a maximum of six (6) additional months, with MEGA retaining the right to adjust premiums for the period of extension as provided in Article XV. If any third party unaffiliated with the current owners of NMC acquires a majority of the capital stock of NMC, or NMC merges into another unaffiliated corporation and does not survive the merger, then MEGA shall have the right to give written notice by certified mail to NMC or the surviving corporation and take over the servicing for the insurance policies. If MEGA elects to take over servicing of the insurance policies, it shall have the right to terminate this Agreement by giving thirty (30) days' written notice to NMC or the surviving corporation. After any such termination, NMC or the surviving corporation shall provide an accounting to MEGA, together with access during normal business hours to premium records, and any other documents relating to the insurance and coverage for the Members.

         In the event of (a) commencement of bankruptcy or insolvency proceedings against NMC, (b) the cessation of business operations of NMC or (c) NMC's material breach of the terms of this Agreement which is not cured within thirty (30) days after written notice thereof from MEGA, then in each such case MEGA shall have the right to terminate this Agreement immediately upon written notice to NMC. In the event (a) MEGA has been placed in supervision, (b) of the commencement of receivership, rehabilitation or liquidation proceedings involving MEGA, (c) MEGA has ceased business operations, (d) the license or certificate of authority of MEGA to conduct a life and health insurance business in any state has been suspended, lapsed, revoked or terminated, (e) MEGA shall at any time fail to obtain and maintain an A.M. Best Company rating of B or above, or (f) MEGA's material breach of the terms of this Agreement which is not cured within thirty (30) days after written notice thereof from NMC, then in each case NMC shall have the right to terminate this Agreement immediately upon written notice to MEGA.

         Either party shall have the right to terminate this Agreement upon one hundred eighty (180) days' prior written notice to the other party. In the event of termination of this Agreement pursuant to the terms of the preceding sentence, the parties agree to a twelve (12) month run off period from the effective date of the termination of this Agreement pursuant to the terms of this paragraph (the "Run-Off Period").


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         During the Run-Off Period, the parties agree that every three (3)
months NMC shall have the right to receive a refund of the premium paid by NMC to MEGA in excess of the Profit defined in Article XV. The parties further agree during the Run-Off Period that MEGA shall have access to the books, databases and records of every kind and character of NMC related to the insurance policies issued by MEGA to NMC under the terms and provisions of this Agreement.

         Upon termination of this Agreement, NMC shall be responsible for payments to MEGA for any amounts due for insurance coverage through the date of termination of this Agreement. Upon termination of this Agreement, MEGA shall remain liable for insurance coverages issued or serviced under this Agreement pursuant to the terms of such coverage. In addition, upon termination of this Agreement, MEGA shall refund any unearned premiums to NMC.


                                      XVII.

         All payments made by NMC to MEGA shall be accompanied by a report in a form mutually agreed upon by MEGA and NMC showing the calculation of the amount due. All claims covered by the insurance shall be paid by number and name only. The names and addresses of Members together with the expiration date of their membership with NMC are the property of NMC and confidential trade secrets of NMC. MEGA covenants and agrees that both during the term of, and at all times after the termination of this Agreement, MEGA will not, whether for its own account or for the account of any other person, firm, corporation or business organization, interfere with the NMC's relationship with, or solicit business from, or provide or sell the name of, any Member. MEGA agrees not to disclose to any person or use any information provided by NMC under this Agreement (including, without limitation, the names and addresses of Members), except as is necessary in connection with providing the insurance coverages contemplated by this Agreement and complying with applicable laws and regulations.



                                     XVIII.

         NMC's relationship with MEGA shall be that of an independent contractor, and nothing in this Agreement shall be construed as creating the relationship of employer and employee between MEGA and officers, employees or assigns of NMC or the relationship of a partnership or joint venture between the parties. NMC's authority shall extend no further than is expressly stated in this Agreement and no authority shall be implied from the granting or denial of powers specifically mentioned herein. MEGA shall exercise no control whatsoever over the hours, office location, rentals, or staff of employees of NMC. This Agreement may not be assigned in whole or part by either party without the prior written consent of the other party, except that NMC may enter into agreements with an affiliate to assist it in providing services to MEGA under this Agreement. No insurance company affiliate of MEGA may provide insurance policies, insurance certificates or blanket coverages under this Agreement without the prior written consent of NMC.


                                      XIX.

         No amendment, modification or supplement to this Agreement shall be binding unless in writing and duly executed and delivered by each of the parties hereto.


                                       XX.

         This Agreement shall be construed in accordance with the laws of the State of Texas (without giving effect to Texas conflicts or choice of law principles).


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         It is the intention of the parties that the customs and usage of the insurance business and the related servicing of insurance policies shall be given full effect in the interpretation of this Agreement. The parties shall act in all things with the highest good faith. Any dispute or difference between the parties with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration. Arbitrators appointed pursuant to this Article XX shall be empowered to decide all questions or issues and shall be free to reach their decision from the standpoint of equity and customary practices of the insurance industry (to the extent consistent with the express terms of this Agreement) rather than strictly from that of the law.

         The arbitration hearing shall be held in Dallas, Texas and shall consist of three arbitrators who must be officers of life insurance companies other than the parties to this Agreement or their affiliates or subsidiaries. Any party electing to arbitrate a dispute hereunder shall give the other party written notice with a description of the dispute and the name of such party's arbitrator. Thereafter within 15 days of receiving such notice, the party receiving notice shall give notice to the other party of the name of its arbitrator. Within 15 days of the giving of notice of the second arbitrator, the two arbitrators appointed by the parties shall elect a third arbitrator before the arbitration begins. In the event that MEGA's and NMC's arbitrators are unable to agree upon the choice of a third arbitrator within said 15 day period, both parties shall promptly request that such arbitrator l be appointed by the American Arbitration Association or its successor organization. Once appointed, the three arbitrators shall decide matters by a majority vote. The decision of the arbitrators shall be final and binding on the parties, and from their written decision there shall be no appeal. Both parties shall have the right to enforce the decision of the arbitrators in a court having jurisdiction over such matter. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party, unless the arbitrators decide otherwise.


                                      XXI.

         All notices, demands or other writings in this Agreement provided to be given, made or sent by any party hereto to the other, shall be made in writing and deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed to NMC as follows:



                           National Motor Club of America, Inc.
                           4001 McEwen Drive, Suite 200
                           Dallas, Texas 75244
                           Attention: John E. Hunter


and to MEGA as follows:



                           The MEGA Life and Health Insurance Company
                           9151 Grapevine Highway
                           North Richland Hills, Texas 76180
                           Attention: Phillip J. Myhra


or to such other address as to which notice is given in accordance with the provisions of this Article XXI.


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         Any notice, demand or other writing so given shall be deemed effective two business days after being deposited in the United States mail.



                                     XXII.

         This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof (including, without limitation, the Initial Agreement, which is hereby terminated and of no further force and effect). This Agreement is binding upon the parties hereto and their successors and permitted assigns.


                                     XXIII.

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



                                      XXIV.

         On the termination of this Agreement, all the rights and obligations of the parties to this Agreement shall terminate provided that (a) the rights and obligations set forth in Articles VII, X, XI, XIII, XIX, XX, XXI, XXII of this Agreement and (b) any rights, claims or relief, arising out of or by virtue of any action or inaction of the parties prior to the effective date of termination shall survive such termination.






                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)




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         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement to be effective as of the 1st day of January 2001.





                                        NATIONAL MOTOR CLUB OF AMERICA, INC.,
                                        A TEXAS CORPORATION


                                        By: /s/ TERRI LAMBRIGHT
                                           ------------------------------------

                                        Name:   Terri Lambright
                                             ----------------------------------

                                        Title:  VP
                                              ---------------------------------






                                        THE MEGA LIFE AND HEALTH INSURANCE
                                        COMPANY, AN OKLAHOMA CORPORATION



                                        By: /s/ GLENN W. REED
                                           ------------------------------------

                                        Name:   Glenn W. Reed
                                             ----------------------------------

                                        Title:  Vice President
                                              ---------------------------------



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